EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 3 to the Registration Statement No. 333-161420 of (i) our report dated March 31, 2009 (June 18, 2009 as to the effects of the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51 (SFAS 160), and the related disclosures) related to the consolidated balance sheets of AEI and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the three years ended December 31, 2008 and the financial statement schedule (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the retrospective adjustments related to the January 1, 2009 adoption of SFAS 160) and (ii) our report dated October 19, 2007 (August 17, 2009 as to the effects of the application of SFAS 160, and the related disclosures) related to the consolidated statements of income, shareholders’ equity and cash flows of Prisma Energy International, Inc. and subsidiaries (a predecessor entity of AEI) for the 249 day period ended September 6, 2006 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in method of accounting for stock-based compensation and the retrospective adjustments related to the application of SFAS 160), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Houston, Texas
October 14, 2009